Live Ventures Reports Fiscal Third Quarter 2025 Financial Results

LAS VEGAS, August 7, 2025 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal third quarter 2025 ended June 30, 2025.

Fiscal Third Quarter 2025 Key Highlights:
•Revenue was $112.5 million, compared to $123.9 million in the prior-year period
•Gross margin expanded to 34.0%, compared to 29.9% in the prior-year period, representing a 410 basis point improvement
•Operating income increased $6.9 million, or 607.6%, to $8.0 million, compared to $1.1 million in the prior-year period
•Net income increased $8.2 million to $5.4 million, and diluted earnings per share (“EPS”) were $1.24, compared to the prior-year period net loss of $2.9 million and diluted loss per share of $0.91. Net income for the third quarter of fiscal year 2025 includes one-time gains of $2.8 million, and the third quarter of fiscal year 2024 includes a one-time loss of $0.3 million
•Adjusted EBITDA¹ more than doubled, increasing $7.1 million, or 115.4%, to $13.2 million, compared to $6.1 million in the prior-year period
•The Company repurchased 12,695 shares of the Company’s common stock at an average price of $8.83 per share
•Total assets of $387.5 million and stockholders’ equity of $94.3 million as of June 30, 2025
•Approximately $37.1 million of cash and availability under the Company’s credit facilities as of June 30, 2025

“All four of our operating segments delivered improved performance in the third quarter of fiscal year 2025, with each reporting higher operating income and operating margin compared to the prior-year period. These positive trends were achieved despite ongoing softness in the new home construction and home refurbishment markets, which continue to pressure the Retail-Flooring and Flooring Manufacturing segments, where decreased consumer demand has impacted revenues,” commented David Verret, Chief Financial Officer of Live Ventures.
“We delivered exceptional operational performance this quarter, with all four operating segments achieving improved operating income and margins compared to the prior year. Our gross margins expanded by over 400 basis points to 34%, demonstrating the effectiveness of our strategic pricing initiatives and operational excellence programs. These results validate our disciplined approach to cost management and operational optimization across our diversified portfolio," commented Jon Isaac, President and Chief Executive Officer of Live Ventures.
"The strength of our operational execution is evident in these results - despite revenue headwinds, we more than doubled our Adjusted EBITDA from $6.1 million to $13.2 million, demonstrating our ability to drive significant margin expansion and cost optimization. Our operating cash flow increased 58% to $21.9 million for the nine months, providing us with excellent financial flexibility to pursue strategic growth opportunities.
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

We've successfully proven our ability to enhance profitability and generate strong cash flows even in challenging market conditions," continued Isaac.

Third Quarter Fiscal Year 2025 Financial Summary (in thousands except per share amounts)
	For the three months ended June 30,
	2025	2024	% Change
Revenue	$112,530	$123,878	-9.2%
Operating income	$8,003	$1,131	607.6%
Net income (loss)	$5,388	$(2,855)	N/A
Diluted earnings (loss) per share	$1.24	$(0.91)	N/A
Adjusted EBITDA¹	$13,188	$6,123	115.4%

Revenue decreased approximately $11.3 million, or 9.2%, to approximately $112.5 million for the quarter ended June 30, 2025, compared to approximately $123.9 million in the prior-year period. The decrease is primarily attributable to the Retail-Flooring and Steel Manufacturing segments, which decreased by approximately $12.0 million.
Operating income increased approximately $6.9 million or 607.6%, to approximately $8.0 million for the quarter ended June 30, 2025, compared to approximately $1.1 million in the prior-year period. The increase in operating income was primarily driven by increased revenue in the Retail-Entertainment segment and lower compensation, marketing, and legal expenses, reflecting targeted cost reduction initiatives implemented in the Retail-Flooring, Flooring Manufacturing, and Steel Manufacturing segments.
For the quarter ended June 30, 2025, net income increased $8.2 million to $5.4 million, and diluted EPS was $1.24, compared to a net loss of $2.9 million and diluted loss per share of $0.91 in the prior-year period. The increase in net income is the result of the improvement in the gross and operating margins during the current quarter, as well as lower interest expense. In addition, net income for the third quarter of fiscal year 2025 includes a $1.5 million gain on Employee Retention Credits and a $1.3 million gain on the settlement of a holdback liability related to Precision Industries, Inc. (“Precision Marshall”). The net loss for the three months ended June 30, 2024, includes a $0.3 million loss from the disposition of certain Johnson stores.
Adjusted EBITDA¹ for the quarter ended June 30, 2025, was approximately $13.2 million, an increase of approximately $7.1 million, or 115.4%, compared to approximately $6.1 million in the prior-year period. The increase in Adjusted EBITDA¹ is primarily due to the improved operating performance during the third quarter of 2025, reflecting targeted cost reduction initiatives across the Company.
As of June 30, 2025, the Company had total cash availability of $37.1 million, consisting of cash on hand of $7.6 million and availability under its various lines of credit of $29.5 million.
Third Quarter Fiscal Year 2025 Segment Results (in thousands)

	For the three months ended June 30,
	2025	2024	% Change
Revenue
Retail - Entertainment	$19,017	$16,503	15.2%

Retail - Flooring	30,373	36,981	-17.9%
Flooring Manufacturing	29,487	31,264	-5.7%
Steel Manufacturing	33,645	39,047	-13.8%
Corporate & Other	8	83	-90.4%
Total Revenue	$112,530	$123,878	-9.2%

	For the three months ended June 30,
	2025	2024	% Change
Operating Income (loss)
Retail - Entertainment	$2,318	$1,332	74.0%
(733)		(1,498)	51.1%
Flooring Manufacturing	4,135	1,856	122.8%
Steel Manufacturing	2,277	1,370	66.2%
Corporate & Other	6	(1,929)	N/A
Total Operating Income	$8,003	$1,131	607.6%

	For the three months ended June 30,
	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$2,573	$1,575	63.4%
Retail - Flooring	590	(258)	N/A
Flooring Manufacturing	4,960	2,797	77.3%
Steel Manufacturing	4,271	3,102	37.7%
Corporate & Other	794	(1,093)	N/A
Total Adjusted EBITDA¹	$13,188	$6,123	115.4%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	13.5%	9.5%
Retail - Flooring	1.9%	-0.7%
Flooring Manufacturing	16.8%	8.9%
Steel Manufacturing	12.7%	7.9%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	11.7%	4.9%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the quarter ended June 30, 2025, was approximately $19.0 million, an increase of approximately $2.5 million, or 15.2%, compared to approximately $16.5 million in the prior-year period. Revenue increased primarily due to changes in product mix toward new products, which typically have higher selling prices. The increase in the sales of new products with lower margins contributed to a slight decrease in gross margin to 57.5% for the quarter ended June 30, 2025, compared to 57.9% for the prior-year period. Operating income for the quarter ended June 30, 2025, was approximately $2.3 million, compared to approximately $1.3 million in the prior-year period.
Retail – Flooring
The Retail-Flooring segment revenue for the quarter ended June 30, 2025, was approximately $30.4 million, a decrease of approximately $6.6 million, or 17.9%, compared to approximately $37.0 million in the prior-year period. The decrease in revenue was primarily attributable to the disposition of certain Johnson stores in May 2024, as well as decreased demand due to broader economic conditions. Gross margin for the quarter ended June 30, 2025, was 35.5%, compared to 36.6% for the prior-year period. The decrease in gross margin was primarily driven by a change in the product mix. Operating loss for the quarter ended June 30, 2025, was approximately $0.7 million, compared to an operating loss of approximately $1.5 million in the prior-year period. The decrease in operating loss is attributable to lower general and administrative expenses and sales and marketing expenses as a result of targeted cost reduction initiatives.
Flooring Manufacturing
The Flooring Manufacturing segment revenue for the quarter ended June 30, 2025, was approximately $29.5 million, a decrease of approximately $1.8 million, or 5.7%, compared to approximately $31.3 million in the prior-year period. The decrease in revenue was primarily due to reduced consumer demand, as a result of the ongoing weakness in the housing market and uncertainty about the current economic outlook. Gross margin was 29.9% for the quarter ended June 30, 2025, compared to 24.7% for the prior-year period. The increase in gross margin was primarily due to changes in product mix. Operating income for the quarter ended June 30, 2025, was approximately $4.1 million, compared to approximately $1.9 million in the prior-year period. The improvement in operating income is attributable to lower general and administrative expenses and sales and marketing expenses.
Steel Manufacturing
The Steel Manufacturing segment revenue for the quarter ended June 30, 2025, was approximately $33.6 million, a decrease of approximately $5.4 million, or 13.8%, compared to approximately $39.0 million in the prior-year period. The decline was primarily driven by lower sales volumes at certain business units, partially offset by incremental revenue of $5.0 million at Central Steel Fabricators, LLC (“Central Steel”), which was acquired in May 2024. Gross margin was 23.1% for the quarter ended June 30, 2025, compared to 15.8% for the prior-year period. The increase in gross margin was primarily due to strategic price increases as well as the acquisition of Central Steel, which has historically generated higher margins. Operating income for the quarter ended June 30, 2025, was approximately $2.3 million, compared to approximately $1.4 million in the prior-year period.
Corporate and Other
The Corporate and Other segment operating income for the quarter ended June 30, 2025, was approximately $6,000 compared to an operating loss of $1.9 million in the prior-year period. The change in operating income is due to the reallocation of certain costs from the Corporate holding company level to the segment level, along with a reduction in expenses as compared to the prior-year period.

Nine Months Fiscal Year 2025 Financial Summary (in thousands except per share amounts)
	For the nine months ended June 30,
	2025	2024	% Change
Revenue	$331,051	$360,097	-8.1%
Operating income	$10,857	$3,834	183.2%
Net income (loss)	$21,746	$(6,818)	N/A
Diluted earnings (loss) per share	$4.97	$(2.16)	N/A
Adjusted EBITDA¹	$25,379	$19,275	31.7%

Revenue decreased approximately $29.0 million, or 8.1%, to approximately $331.1 million for the nine months ended June 30, 2025, compared to revenue of approximately $360.1 million in the prior-year period. The decrease is attributable to the Flooring Manufacturing, Retail-Flooring, and Steel Manufacturing segments, which decreased by approximately $33.7 million in the aggregate, partially offset by an increase of approximately $4.8 million in the Retail-Entertainment segment.
Operating income increased approximately 183.2% to approximately $10.9 million for the nine months ended June 30, 2025, compared with operating income of approximately $3.8 million in the prior-year period. The increase in operating income was primarily driven by increased revenue in the Retail-Entertainment segment and by lower compensation, marketing, and legal expenses, reflecting targeted cost reduction initiatives implemented primarily in the Steel Manufacturing and Flooring Manufacturing segments.
For the nine months ended June 30, 2025, net income was approximately $21.7 million, and diluted EPS was $4.97, compared with a net loss of approximately $6.8 million and diluted loss per share of $2.16 in the prior-year period. The increase in net income is attributable to improved operating income for the nine months ended June 30, 2025. The increase in net income also includes a $1.8 million gain on Employee Retention Credits and a $1.2 million gain on the settlement of a holdback liability related to Precision Marshall, both in the third quarter of fiscal year 2025. In addition, fiscal year 2025 year-to-date net income includes a $22.8 million gain on the modification of the Flooring Liquidators seller note in the second quarter of fiscal year 2025, and in the first quarter of fiscal year 2025 a $2.8 million gain on the settlement of the earnout liability related to the Precision Metal Works, Inc. (“PMW”) acquisition, and a $0.7 million gain on the settlement of the PMW seller notes. The net loss for the nine months ended June 30, 2024, includes a $0.3 million loss from the disposition of certain Johnson stores.
Adjusted EBITDA¹ for the nine months ended June 30, 2025, was approximately $25.4 million, an increase of approximately $6.1 million, or 31.7%, compared to $19.3 million in the prior-year period. The increase in Adjusted EBITDA¹ is primarily due to the improved operating performance during the nine months ended June 30, 2025, reflecting the targeted cost reduction initiatives across the Company.
Nine Months Fiscal Year 2025 Segment Results (in thousands)

	For the nine months ended June 30,
	2025	2024	% Change
Revenue
Retail - Entertainment	$58,758	$53,930	9.0%
Retail - Flooring	89,519	103,332	-13.4%
Flooring Manufacturing	85,302	94,689	-9.9%
Steel Manufacturing	97,402	107,889	-9.7%
Corporate & Other	70	257	-72.8%
Total Revenue	$331,051	$360,097	-8.1%

	For the nine months ended June 30,
	2025	2024	% Change
Operating Income (loss)
Retail - Entertainment	$8,223	$6,305	30.4%
(5,648)		(4,433)	-27.4%
Flooring Manufacturing	5,536	4,779	15.8%
Steel Manufacturing	5,639	3,225	74.9%
(2,893)		(6,042)	52.1%
Total Operating Income	$10,857	$3,834	183.2%

	For the nine months ended June 30,
	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$9,139	$7,441	22.8%
(2,159)		(803)	-168.9%
Flooring Manufacturing	7,983	7,571	5.4%
Steel Manufacturing	10,814	8,235	31.3%
(398)		(3,169)	87.4%
Total Adjusted EBITDA¹	$25,379	$19,275	31.7%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	15.6%	13.8%
Retail - Flooring	-2.4%	-0.8%
Flooring Manufacturing	9.4%	8.0%
Steel Manufacturing	11.1%	7.6%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	7.7%	5.4%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the nine months ended June 30, 2025, was approximately $58.8 million, an increase of approximately $4.8 million, or 9.0%, compared to approximately $53.9 million in the prior-year period. Revenue increased primarily due to changes in product mix toward new products, which typically have higher selling prices. For the nine months ended June 30, 2025, there was a slight increase in gross margin to 57.7%, compared to 57.3% for the prior-year period. Operating income for the nine months ended June 30, 2025, was approximately $8.2 million, compared to approximately $6.3 million in the prior-year period.
Retail – Flooring
The Retail-Flooring segment revenue for the nine months ended June 30, 2025, was approximately $89.5 million, a decrease of approximately $13.8 million, or 13.4%, compared to approximately $103.3 million in the prior-year period. The decrease was primarily attributable to the disposition of certain Johnson stores in May 2024, as well as decreased demand due to broader economic conditions. Gross margin for the nine months ended June 30, 2025, was 35.7%, compared to 37.0% for the prior-year period. The decrease in gross margin was primarily driven by a change in product mix. Operating loss for the nine months ended June 30, 2025, was approximately $5.6 million, compared to an operating loss of approximately $4.4 million for the prior-year period. The increase in operating loss was primarily due to the decrease in revenues and gross margin, partially offset by cost reduction initiatives implemented during the second quarter of fiscal 2025.
Flooring Manufacturing
The Flooring Manufacturing segment revenue for the nine months ended June 30, 2025, was approximately $85.3 million, a decrease of approximately $9.4 million, or 9.9%, compared to approximately $94.7 million in the prior-year period. The decrease in revenue was primarily due to reduced consumer demand as a result of the ongoing weakness in the housing market and uncertainty about the current economic outlook. Gross margin was 26.4% for the nine months ended June 30, 2025, compared to 24.2% for the prior-year period. The increase in gross margin was primarily due to changes in product mix. Operating income for the nine months ended June 30, 2025, was approximately $5.5 million, compared to approximately $4.8 million for the prior-year period.
Steel Manufacturing
The Steel Manufacturing segment revenue for the nine months ended June 30, 2025, was approximately $97.4 million, a decrease of approximately $10.5 million or 9.7%, compared to approximately $107.9 million in the prior-year period. The decline was primarily driven by lower sales volumes at certain business units, partially offset by incremental revenue of $11.9 million at Central Steel, which was acquired in May 2024. Gross margin was 20.9% for the nine months ended June 30, 2025, compared to 15.3% for the prior-year period. The increase in gross margin was primarily due to strategic price increases, as well as the acquisition of Central Steel. Operating income for the nine months ended June 30, 2025, was approximately $5.6 million, compared to approximately $3.2 million in the prior-year period.
Corporate and Other
The Corporate and Other segment operating loss was approximately $2.9 million and $6.0 million for the nine months ended June 30, 2025, and 2024, respectively. The change in operating loss is due to the reallocation of certain costs from the Corporate holding company level to the segment level in the fiscal third quarter of fiscal year 2025, as well as a reduction in expenses as compared to the prior-year period.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company seeks opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

June 30, 2025 (Unaudited)	September 30, 2024
Assets		
Cash	$ 7,625	$ 4,601
Trade receivables, net of allowance for doubtful accounts of $1.3 million at June 30, 2025, and $1.5 million at September 30, 2024	39,038	46,861
Inventories, net	120,456	126,350
Prepaid expenses and other current assets	2,766	4,123
Total current assets	169,885	181,935
Property and equipment, net	78,685	82,869
Right of use asset - operating leases	55,168	55,701
Deposits and other assets	1,238	787
Intangible assets, net	21,336	25,103
Goodwill	61,152	61,152
Total assets	$ 387,464	$ 407,547
Liabilities and Stockholders' Equity		
Liabilities:		
Accounts payable	$ 25,109	$ 31,002
Accrued liabilities	31,232	31,740
Income taxes payable	1,230	948
Current portion of lease obligations - operating leases	12,385	12,885
Current portion of lease obligations - finance leases	562	368
Current portion of long-term debt	31,838	43,816
Current portion of notes payable related parties	900	6,400
Seller notes - related parties	—	2,500
Total current liabilities	103,256	129,659
Long-term debt, net of current portion	51,748	54,994
Lease obligation long term - operating leases	47,457	50,111
Lease obligation long term - finance leases	42,265	41,677
Notes payable related parties, net of current portion	16,599	4,934
Seller notes - related parties	18,214	40,361
Deferred taxes	11,198	6,267
Other non-current obligations	2,470	6,655
Total liabilities	293,207	334,658
Commitments and contingencies		
Stockholders' equity:		
Total stockholders' equity	94,257	72,889
Total liabilities and stockholders' equity	$ 387,464	$ 407,547

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2025	2024	2025	2024
Revenue	$ 112,530	$ 123,878	$ 331,051	$ 360,097
Cost of revenue	74,243	86,833	222,254	251,258
Gross profit	38,287	37,045	108,797	108,839

Operating expenses:
General and administrative expenses	26,275	30,062	84,667	87,565
Sales and marketing expenses	4,009	5,852	13,273	17,440
Total operating expenses	30,284	35,914	97,940	105,005
Operating income	8,003	1,131	10,857	3,834
Other income (expense):
Interest expense, net	(3,854)	(4,233)	(11,949)	(12,563)
Gain on extinguishment of debt	—	—	713	—
Gain on settlement of earnout liability	—	—	2,840	—
Gain on modification of seller note	—	—	22,784	—
Gain on settlement of holdback	1,282	—	1,186	—
Gain on Employee Retention Credits	1,469	—	1,824	—
Loss on disposition of Johnson	—	(301)	—	(301)
Other income (expense)	555	(420)	876	(197)
Total other (expense) income, net	(548)	(4,954)	18,274	(13,061)
Income (loss) before provision for income taxes	7,455	(3,823)	29,131	(9,227)
Provision for (benefit from) income taxes	2,067	(968)	7,385	(2,409)
Net income (loss)	$ 5,388	$ (2,855)	$ 21,746	$ (6,818)

Income (loss) per share:
Basic	$ 1.75	$ (0.91)	$ 7.01	$ (2.16)
Diluted	$ 1.24	$ (0.91)	$ 4.97	$ (2.16)

Weighted average common shares outstanding:
Basic	3,081,970	3,140,191	3,101,646	3,153,034
Diluted	4,356,355	3,140,191	4,376,031	3,153,034

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss)	$ 5,388	$ (2,855)	$ 21,746	$ (6,818)
Depreciation and amortization	4,546	4,349	13,362	12,832
Stock-based compensation	50	174	150	274
Interest expense, net	3,854	4,233	11,949	12,563
Income tax expense (benefit)	2,067	(968)	7,385	(2,409)
Gain on extinguishment of debt	—	—	(713)	—
Gain on modification of seller note	—	—	(22,784)	—
Gain on settlement of earnout liability	—	—	(2,840)	—
Gain on settlement of holdback	(1,282)	—	(1,186)	—
Gain on Employee Retention Credits	(1,469)	—	(1,824)	—
Acquisition costs	—	889	—	1,762
Debt acquisition costs	—	—	—	183
Disposition of Johnson	—	301	—	301
Other non-recurring charges	34	—	134	587
Adjusted EBITDA	$ 13,188	$ 6,123	$ 25,379	$ 19,275